 Exhibit (a)(1)(iv)
Offer to Purchase for Cash
by
Arbutus Biopharma Corporation
of
Up to US$230 Million in Value of Its Common Shares
At a Cash Purchase Price Not Greater than US$5.75 per Share
Nor Less than US$5.00 per Share

THE OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME)
ON SEPTEMBER 29, 2026, OR AT SUCH LATER TIME AND DATE TO WHICH THE
OFFER MAY BE EXTENDED BY THE COMPANY, UNLESS WITHDRAWN (THE
“EXPIRATION DATE”)

August 24, 2026
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Arbutus Biopharma Corporation, a company incorporated under the laws of the province of British Columbia (“Arbutus”), has appointed us to act as Dealer Manager in connection with the offer by Arbutus to purchase for cash up to US$230 million in value of its issued and outstanding common shares, without par value (the “Shares”), at a price not greater than US$5.75 nor less than US$5.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 24, 2026 (the “Offer to Purchase”) and the accompanying issuer bid circular (the “Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase and the Circular. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.
Shareholders wishing to tender to the Offer may do so pursuant to:
•
Auction Tenders in which the tendering Shareholders specify the number of Shares being tendered and specify an Auction Price of not less than US$5.00 and not more than US$5.75 per Share in increments of US$0.05 per Share;

•
Purchase Price Tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price to be determined pursuant to the Offer; or

•
Proportionate Tenders in which the tendering Shareholders agree to sell to Arbutus, at the Purchase Price to be determined pursuant to the Offer, a number of Shares that will result in them maintaining their respective proportionate Share ownership in Arbutus following completion of the Offer.

The Purchase Price will be determined in the manner described in the Offer to Purchase, taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders, but will be not less than US$5.00 and not more than US$5.75 per Share. The Purchase Price will be the lowest price that enables Arbutus to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders having an aggregate purchase price not exceeding the Auction Tender Limit Amount. All Shares purchased by Arbutus pursuant to the Offer (including Shares tendered at Auction Prices below the Purchase Price) will be purchased at the same Purchase Price.

Arbutus will purchase Shares under the Offer up to a maximum aggregate amount of US$230 million. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after the Expiration Date. If the Auction Tender Purchase Amount is equal to or greater than the Auction Tender Limit Amount, Arbutus will repurchase a total number of Shares having an aggregate value equal to US$230 million. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, Arbutus will repurchase a total number of Shares having an aggregate purchase price equal to the product of (i) US$230 million, and (ii) a fraction, the numerator of which is the Auction Tender Purchase Amount, and the denominator of which is the Auction Tender Limit Amount. Under no circumstances will interest accrue or be paid on the purchase price for the Shares, regardless of any delay in making such payment. Arbutus reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law.
Arbutus reserves the right, in its sole discretion, to (1) upon the occurrence of certain conditions to the Offer more specifically described in the Offer, (a) terminate the Offer and return all tendered Shares to the tendering shareholders, (b) extend the Offer and, subject to the withdrawal rights set forth in the Offer, retain all of the tendered Shares until the expiration of the Offer as so extended, (c) waive a condition to the Offer and, subject to any requirement to extend the period of time during which the Offer is open, purchase, in accordance with the Offer, Shares properly tendered and not properly withdrawn prior to the Expiration Date, or (d) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of such condition, or (2) amend the Offer in any respect, subject to applicable law.
If the aggregate purchase price for Shares validly tendered and not validly withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders is less than or equal to the Auction Tender Limit Amount, Arbutus will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders.
If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, Arbutus will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows:
•
first, Arbutus will purchase at the Purchase Price all Shares tendered by Odd Lot Holders who tender all the Shares they own at or below the Purchase Price; and

•
second, Arbutus will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to:

•
the Auction Tender Limit Amount, less

•
the aggregate amount paid by Arbutus for Shares tendered by Odd Lot Holders.

Arbutus will purchase at the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, a number of Shares from Shareholders making valid Proportionate Tenders that results in such tendering Shareholders maintaining their respective proportionate Share ownership in Arbutus following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such Shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares).
Therefore, it is possible that Arbutus will not purchase all of the Shares that you tender even if you tender them at or below the final Purchase Price. Shares tendered at prices greater than the final Purchase Price and Shares not purchased because of “Odd Lots” priority or proration provisions will be returned to the tendering shareholders at Arbutus’ expense promptly after the Expiration Date. See Section 3 of the Offer to Purchase.
The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
the Offer to Purchase and the Circular;

2.
the Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3.
the Canada Revenue Agency Form NR301, “Declaration of eligibility of benefits (reduced tax) under a tax treaty for a non-resident person”;

4.
Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates (in the case of Shares represented by physical certificates) and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date as described in Section 5 of the Offer to Purchase;

5.
a letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.
a return envelope addressed to TSX Trust Company, as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON SEPTEMBER 29, 2026, OR AT SUCH LATER TIME AND DATE TO WHICH THE OFFER MAY BE EXTENDED BY THE COMPANY, UNLESS WITHDRAWN.
For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) (a) a properly completed and duly executed Letter of Transmittal, together with the certificates for such Shares, if represented by physical certificates and not held through the Direct Registration System, including any required signature guarantees and any documents required by the Letter of Transmittal, or (b) an Agent’s Message confirming receipt of such Shares (as described in Section 5 of the Offer to Purchase) in the case of a book-entry transfer, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, or (2) shareholders who hold physical certificates for Shares which are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or cannot complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 5 of the Offer to Purchase.
Arbutus will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent, as described in the Offer) for soliciting tenders of Shares pursuant to the Offer. Arbutus will, however, upon request, reimburse brokers, dealers (including, if applicable, the Dealer Manager), commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Arbutus, the Dealer Manager, the Information Agent, or the Depositary for purposes of the Offer. Arbutus will pay or cause to be paid all share transfer taxes, if any, on its purchase of the Shares.
Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, Georgeson, LLC, at: (877) 816-4522.
Very truly yours,
J.P. Morgan Securities LLC

Enclosures
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF ARBUTUS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.
The Dealer Manager for the Offer is:
J.P. Morgan Securities LLC
270 Park Avenue
New York, New York 10017
Call Toll Free: 1 (877) 371-5947
For shareholders in Canada only:
J.P. Morgan Securities Canada Inc.
Suite 4500, TD Bank Tower
66 Wellington Street West
Toronto, Ontario
Canada M5K 1E7